UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013 (December 10, 2013)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169152	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6410

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2013, Staffing 360 Solutions, Inc. (the “Company” or “we”) executed a non-binding Share Purchase Agreement (the “Initial Share Purchase Agreement”) by and among the Company, and the shareholders of Initio International Holdings Limited (the “Initio Shareholders”), with such Initial Share Purchase Agreement to become binding upon the completion of certain obligations, including but not limited to the delivery of certain ancillary documents satisfactory to the Company. On December 10, 2013, the Company and the Initio Shareholders executed Amendment No. 1 to the Share Purchase Agreement (“Amendment No. 1”, together with the Initial Share Purchase Agreement, collectively, the “Purchase Agreement”), whereby, among other things, the Parties determined a final purchase price.

Pursuant to the Purchase Agreement, the Company will acquire from the Initio Shareholders (the “Acquisition”) 100% of the issued and outstanding stock of Initio International Holdings Limited, a company organized under the laws of England and Wales (“Initio”) and its respective subsidiaries, including but not limited to Monroe Staffing Services, LLC, a Delaware limited liability company. Closing will be held upon satisfaction of the closing conditions, provided, however, pursuant to the terms of the Purchase Agreement, the closing shall occur on or about January 3, 2014 (the “Closing”).

The aggregate consideration to be paid by the Company to the Initio Shareholders for the sale and purchase of the shares shall be the sum of: (i) $14.85 million (the "Purchase Price"); plus (ii) $500,000 (the "Fee Consideration") (the aggregate of (i) an (ii) together the “Total Purchase Price”).

At Closing, the Company shall pay to the Initio Shareholders an aggregate sum equal to (i) $14.85 million (the "Closing Payment") and (ii) the Fee Consideration, which shall be paid as follows:

(i)	Cash Portion. At the Closing, the Company shall pay to the Initio Shareholders an amount equal to 40% of the Closing Payment, in cash in immediately available funds;
(ii)	Shares. At the Closing, the Company shall pay in satisfaction of 33.3% of the Closing Payment, by the issuance to the Initio Shareholders of the Company’s Common Stock valued at a price of $1.50 per shares, which such shares will be subject to piggy-back registration rights; and
(iii)	Promissory Notes. At the Closing, the Company shall execute and deliver to the Initio Shareholders a three year promissory note (subject to adjustment if certain post-closing results are not achieved) in the aggregate amount equal to 26.7% of the Closing Payment, and each Promissory Note will bear interest at the rate of six (6%) percent per annum, amortized on a five year straight line basis.

The Parties further agreed that at Closing, Initio and its subsidiaries shall maintain a minimum working capital of at least $299,000.

In addition, upon Closing of the Acquisition, Mr. Brendan Flood will be appointed as the Company’s Executive Chairman of the Board of Directors and Mr. Matthew Briand shall be appointed to the Company’s Board of Directors. Further, at Closing, Mr. Flood shall enter into an employment agreement with Initio, as a wholly-owned subsidiary of the Company, whereby he will serve as the Chief Executive Officer of Initio. At Closing, Mr. Briand will enter into an employment agreement with Monroe Staffing Services LLC, a current subsidiary of Initio and will become a wholly-owned subsidiary of the Company at Closing, whereby Mr. Briand will serve as Chief Executive Officer and will be appointed as the Company’s Co-Chief Executive Officer.

As a result of the Acquisition, Initio will become a wholly-owned subsidiary of the Company. The Purchase Agreement may be terminated with no penalty to either party, and the Acquisition may not occur, in the event the Parties, in their sole discretion, determines not to proceed with Acquisition in the event the Parties do not complete or are not satisfied with certain closing conditions.

Item 8.01.	Other Events.

On December 10, 2013, the Company issued a press release announcing the execution of the Purchase Agreement with the Initio Shareholders, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
99.1	Press Release dated December 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2013

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President